EXHIBIT 23.3

Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm

To the Board of Directors of Tennant Company:

We consent to incorporation by reference in this Registration Statement of Tennant Company on Form S-8 of our report dated June 26, 2008, appearing in the Annual Report on Form 11-K of the Tennant Company Profit Sharing and Employee Stock Ownership Plan for the year ended December 31, 2007.

/s/ MCGLADREY & PULLEN, LLP

Minneapolis, Minnesota
March 5, 2009